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                                                                      EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Pharmacia & Upjohn, Inc.
            Registration Statement on Form S-4

     We are aware that our report dated July 19, 1995 on our review of interim financial information of The Upjohn Company for the period ended June 30, 1995 and included in The Upjohn Company quarterly report on Form 10Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/  COOPERS & LYBRAND L.L.P.

Chicago, Illinois

August 30, 1995